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                                                                   Exhibit 10.29

        NUANCE COMMUNICATIONS, INC.     ONE WAYSIDE ROAD            781 565 5000
                                        BURLINGTON, MA 01803        NUANCE.COM




(NUANCE LOGO)


September 25, 2006

Don Hunt
105 Reservation Road
Andover, MA  01810

Dear Don:

Congratulations! It is with great pleasure that I confirm our employment offer, in the position of Sr. Vice President, Global Sales, reporting to Paul Ricci, Chief Executive Officer of Nuance Communications, Inc. The anticipated start date for your new position is October 10, 2006. At the next Nuance Communications Board of Directors meeting following your start date, I will recommend to the Board that you be appointed an Executive Officer.

Your starting annual base salary will be $350,000.00 paid on a semi-monthly basis. In addition to your base salary, you will be eligible for a variable incentive opportunity with an annual target of $300,000.00, pro-rated in the first year based on your date of hire. For Q107 your variable opportunity will be guaranteed at 100% of target. Your incentive plan will be tied to revenue achievement and associated expense budget targets.

Once you have accepted our offer, I will recommend that the Nuance Communications Compensation Committee grant you a new hire stock option for 400,000 shares, with a four year vesting schedule (25% cliff after one year and monthly thereafter) so long as you remain a Nuance employee. I will also recommend that the Nuance Communications Compensation Committee grant you three
(3) time-based vesting restricted stock awards and one (1) performance based vesting restricted stock award. Assuming approval, the time-based awards will be as follows: 1) 150,000 shares with a three year vesting schedule (1/3 each year) so long as you remain a Nuance employee; 2) an award for a number of shares equal to $600,000 divided by the closing price on the date of grant which will vest 100% on December 2, 2006 so long as you remain a Nuance employee; and 3) 225,000 shares with three year cliff vesting (assuming continued employment with Nuance), with opportunities for acceleration of 50% in fiscal year 2007 and 50% in fiscal year 2008, should you achieve certain Board approved financial targets (measured on September 30, 2007 and 2008, respectively). The performance-based award will consist of 225,000 shares, which will vest in 1/3 increments, if ever, upon the achievement of certain Board approved financial targets at the end of fiscal years 2007, 2008 and 2009. If achievement is not met or you terminate employment before vesting, you will not vest in the installment for the applicable measurement period and that portion of the award will lapse.

You will be eligible for a sign-on bonus totaling $100,000 that will be paid to you at the first payroll cycle following the first date of your employment. The bonus payment will


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be subject to the usual required withholding. Should you voluntarily terminate employment or are terminated for cause within one year from your date of hire, the bonus will be refunded to the Company.

Should your employment with the company be terminated involuntarily by the Company for any reason other than cause, death or disability, you will be eligible to receive twelve months base salary & COBRA coverage if you execute the Company's specified severance agreement (including, among other things, a full release of claims and non-competition agreement). If there is a change of control transaction and your employment is terminated within twelve months following the change of control transaction by the Company for a reason other than cause, death or disability, and you execute a severance agreement specified by the Company (including, among other things, a full release of claims and non-competition agreement), you will receive the above stated severance plus immediate acceleration of any unvested stock options or restricted stock grants, excluding restricted stock grants issued as performance-based grants. In addition, if there is a change of control transaction and there is a significant reduction in your duties, position, reporting status or responsibilities during the twelve month period following the change of control transaction, you will have the right to the same level of change of control benefits, as outlined above, provided you remain with the company for the full one-year period following the change of control, you execute a severance agreement specified by the Company (including among other things, a full release of claims and non-competition agreement) and you give notice of your intent to terminate employment within 30 days of the end of the 12 month period following the change of control transaction.

For purposes of this Agreement, "Cause" means Executive's employment with the Company is terminated after a majority of the Board has found any of the following to exist: (i) his obligations to the Company or which adversely affects the Executive's ability to perform such obligations; (ii) gross negligence, dishonesty or breach of fiduciary duty; or (iii) the commission by the Executive of an act of fraud or embezzlement which results in loss, damage or injury to the Company, whether directly or indirectly; (iv) disclosure of the Company's confidential or proprietary information which violates the terms of the Confidential Information Agreement; (v) Executive's continued substantial willful nonperformance (except by reason of Disability) of his employment duties after Executive has received a written demand for performance by the Board and has failed to cure such nonperformance within 15 business days of receiving such notice.

As a full-time employee, you will be eligible for our comprehensive benefits package which goes into effect as of your date of hire. The enclosed material outlines all of our benefits to which you are entitled as a Nuance Communications employee. In addition to the standard employee benefits once you are named an executive officer you will be entitled to a $13,500 gross annual car allowance, paid on a semi-monthly basis and $5,000 net tax & financial planning reimbursement allowance.

Your employment with Nuance Communications will be "at will", meaning that either you or Nuance Communications will be entitled to terminate your employment at any time and for any reason, with or without cause.



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Any representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and Nuance Communications. Although your job duties, title, compensation and benefits, as well as Nuance Communications' personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Nuance Communications.

This offer is contingent upon your satisfying the conditions of hire, including providing proof of your eligibility to work in the United States and successful completion of a background check. An Employment Eligibility Verification form is attached to this letter. Please read it carefully and call me if you have any questions. Also, like all Nuance Communications employees, you will be required, as a condition to your employment, to sign Nuance Communications' standard Non-Compete, Proprietary Information, & Conflict of Interest Agreement, a copy of which is attached hereto.

We, at Nuance Communications, are proud of our reputation and we feel confident that you will be a positive addition to the Sr. Management Team, while the position will afford you the opportunity to grow your professional skill set.

Don, we would appreciate it if you would confirm your acceptance of our employment offer, by signing this offer confirmation letter and returning it to my attention as soon as possible.

If you have further questions regarding our offer, feel free to contact me at
(781) 565-5310. I look forward to our working together and your joining the Nuance Communications organization.

Sincerely,

/s/ Dawn Fournier
Dawn Fournier
VP Human Resources

cc:    P. Ricci
       Employee File


Enclosures/Forms:    Employment Eligibility Verification form, Benefits Summary,
                     Non-Compete, Proprietary Information, & Conflict of
                     Interest Agreement.

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:


    /S/ DON HUNT                                        SEPTEMBER 26, 2006
------------------------                                ------------------------
  NEW HIRE SIGNATURE                                    DATE OF ACCEPTANCE



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